Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa.com / rfink@kcsa.com
ORMAT TECHNOLOGIES REPORTS THIRD QUARTER 2010 RESULTS
RENO, Nevada, November 2, 2010 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter 2010.
Quarterly Highlights:
•	A 23% increase in Electricity Segment revenues;

•	Net income of $32 million (including after tax capital gain of $23 million);

•	Received cash grant of $108 million for North Brawley under the ARRA in September 2010;

•	Substantial progress in moving prospective projects into “start of construction”.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “In the third quarter we continued to make progress in the acquisition and development of new sites. We also started construction on two additional sites that we believe will qualify for an ITC cash grant, which brings the total expected capacity already in the status of ‘start of construction’ to 120 MW.”
“In the financing area, we completed a bond offering of $142 million, received a $108 million ITC cash grant under the ARRA and made progress in a $350 million DOE loan guarantee to finance three of our Nevada projects which are already under construction.”
“The otherwise good performance of our operating power plants continued to be impacted by North Brawley, even though its output increased to 25 MW, and while we continue to make improvements in the plant, its negative impact on gross margin is expected to continue through 2011.”
Financial Summary
Third Quarter Results
For the three-month period ended September 30, 2010, total revenues were $101.5 million, compared to $119.0 million in the third quarter of 2009. Electricity Segment revenues increased by 22.7% to $83.4 million, up from $67.9 million in the third quarter of 2009. Total output increased by almost 20% from 783,532 MWh in the third quarter of 2009 to 937,402 MWh in the third quarter of 2010. The average revenue rate of the Company’s electricity portfolio increased from $87 per MWh in the third quarter of 2009 to $89 per MWh in the third quarter of 2010.

Product Segment revenues for the three-month period ended September 30, 2010 were $18.1 million, compared to $51.1 million in the same period in 2009. As noted in recent earnings releases, the Company expects revenues in the Product Segment to be down from last year’s unusual high level throughout the rest of the year.
For the quarter, the Company reported net income of $32.4 million or $0.71 per share (basic and diluted), compared to net income of $21.9 million, or $0.48 per share (basic and diluted), for the same period in 2009 (as revised). The increase is principally attributable to an after-tax capital gain of $22.6 million, related to the acquisition of controlling interest in the Mammoth complex in California. The pre-tax gain of $36.9 million is equal to the difference between the acquisition-date fair value of the previously-held investment in the Mammoth complex and the acquisition-date book value of such investment. The North Brawley power plant had an after-tax loss of approximately $4.0 million, or $0.09 per share, for the quarter.
Adjusted EBITDA for the third quarter of 2010 was $78.8 million, compared to $48.0 million (as revised) for the same period last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.
Cash and cash equivalents as of September 30, 2010 were $49.2 million. The Company has available committed lines of credit with commercial banks aggregating $402.5 million, of which $222.7 million is unused.
On November 2, 2010, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income. The dividend will be paid on November 30, 2010 to shareholders of record as of the close of business on November 17, 2010.
Commenting on the outlook for 2010, Ms. Bronicki said, “We currently expect 2010 Electricity Segment revenues to be between $290 million and $295 million. This number does not include our share in the revenues of the Mammoth complex of approximately $6 million for the first seven months of 2010 that was accounted by the equity method. With regard to the Product Segment, we expect 2010 revenues to be approximately $80 million.”
Nine-Month Results
For the nine-month period ended September 30, 2010, total revenues were $280.4 million a decrease of 11.8% from $317.8 million in the same period last year. Net income for the period was $32.7 million, or $0.72 per share (basic and diluted), compared to net income of $52.4 million, or $1.16 per share (basic and diluted), in the same period in 2009 (as revised).
Electricity Segment revenues for the nine-month period ended September 30, 2010 were $218.3 million, compared to $189.8 million in the same period a year ago. Product Segment revenues for the first nine months of 2010 were $62.1 million, compared to $128.0 million in the same period in 2009.
Adjusted EBITDA for the nine-month period ended September 30, 2009 was $134.9 million, compared to $125.1 million (as revised) for the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.

Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. EDT on Wednesday, November 3, 2010. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 1 p.m. EDT on November 3, 2010 through 11:59 p.m. EST, November 10, 2010. Please call: (800) 642-1687 (U.S. and Canada) (706) 645-9291 (International) and enter the Reply code: 17704060
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
###

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Nine-Month Periods Ended September 30, 2010 and 2009
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
		2009		2009
	2010	(As Revised) (1)	2010	(As Revised) (1)
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues:
Electricity	$83,357	$67,913	$218,269	$189,799
Product	18,120	51,113	62,128	128,037

Total revenues	101,477	119,026	280,397	317,836

Cost of revenues:
Electricity	61,530	44,085	179,551	132,489
Product	14,764	35,780	41,316	87,265

Total cost of revenues	76,294	79,865	220,867	219,754

Gross margin	25,183	39,161	59,530	98,082
Operating expenses:
Research and development expenses	1,252	3,863	8,133	7,151
Selling and marketing expenses	3,333	3,393	9,221	10,909
General and administrative expenses	5,780	6,437	19,796	19,554
Write-off of unsuccessful exploration activities	—	2,367	3,050	2,367

Operating income	14,818	23,101	19,330	58,101
Other income (expense):
Interest income	140	157	432	585
Interest expense, net	(10,961)	(4,358)	(30,101)	(12,063)
Foreign currency translation and transaction gains (losses)	1,074	25	475	(1,324)
Income attributable to sale of tax benefits	2,183	3,869	6,392	12,403
Gain on acquisition of controlling interest	36,928	—	36,928	—
Other non-operating income (expense), net	233	246	(47)	646

Income from continuing operations before income taxes and equity in income (losses) of investees	44,415	23,040	33,409	58,348
Income tax provision	(11,931)	(2,935)	(6,009)	(10,232)
Equity in income (losses) of investees, net	(83)	591	942	1,496

Income from continuing operations	32,401	20,696	28,342	49,612
Discontinued operations:
Income from discontinued operations, net of related tax	—	1,251	14	2,815
Gain on sale of a subsidiary in New Zealand, net of related tax	—	—	4,336	—

Net income	32,401	21,947	32,692	52,427
Net income attributable to noncontrolling interest	58	80	168	236

Net income (loss) attributable to the Company’s stockholders	$32,459	$22,027	$32,860	$52,663

Earnings per share attributable to the Company’s stockholders — basic and diluted:
Income from continuing operations	$0.71	$0.45	$0.62	$1.10
Income from discontinued operations	—	0.03	0.10	0.06

Net income	$0.71	$0.48	$0.72	$1.16

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,431	45,413	45,431	45,379

Diluted	45,450	45,564	45,452	45,477

(1)	Revision of the financial statements for three and nine-month periods ended September 30, 2009
Through the third quarter of 2009, we accounted for exploration and development costs using an accounting method that is analogous to the full cost method used in the oil and gas industry. Under that method, we capitalized costs incurred in connection with the exploration and development of geothermal resources on an “area-of-interest” basis. Each area of interest included a number of potential projects in the state of Nevada that were planned to be operated together with the same operation and maintenance team. Impairment tests were performed on an area-of-interest basis rather than at a single site. Under this methodology, costs associated with projects that we determined are not economically feasible remained capitalized as long as the area-of-interest was not subject to impairment.

Following a periodic review performed by the SEC Staff, we concluded that this accounting treatment was inappropriate in certain respects and restated the consolidated financial statements for the year ended December 31, 2008 to write-off capitalized costs for projects we determined are not economically feasible in the period such determination was made. We also revised our financial statements for the three and nine-month periods ended September 30, 2009 to give effect to a write-off of costs associated with a project which we determined in the third quarter of 2009 would not support commercial operations.
The effect of the revision on the results of operations in those periods is as follows:

	Three Months Ended September 30, 2009
	As Originally
	Reported (2)	Adjustment	As Revised
	(Dollars in thousands)

Write-off of unsuccessful exploration activities	$—	$(2,367)	$(2,367)

Operating income	25,468	(2,367)	23,101

Other income (expense):
Interest income	157	—	157
Interest expense, net	(4,358)	—	(4,358)
Foreign currency translation and transaction gains	25	—	25
Income attributable to sale of tax benefits	3,869	—	3,869
Other non-operating income, net	246	—	246

Income from continuing operations, before income taxes and equity in income of investees	25,407	(2,367)	23,040
Income tax provision	(3,803)	868	(2,935)
Equity in income of investees, net	591	—	591

Income from continuing operations	22,195	(1,499)	20,696

Income from discontinued operations, net of tax	1,251	—	1,251

Net income	23,446	(1,499)	21,947

Net loss attributable to noncontrolling interest	80	—	80

Net income attributable to the Company’s stockholders	$23,526	$(1,499)	$22,027

Earnings per share attributable to the Company’s stockholders — basic and diluted:

Income from continuing operations	$0.49	$(0.04)	$0.45
Income from discontinued operations	0.03	—	0.03

Net income	$0.52	$(0.04)	$0.48

	Nine Months Ended September 30, 2009
	As Originally
	Reported (2)	Adjustment	As Revised
	(Dollars in thousands)

Write-off of unsuccessful exploration activities	$—	$(2,367)	$(2,367)

Operating income	60,468	(2,367)	58,101

Other income (expense):
Interest income	585	—	585
Interest expense, net	(12,063)	—	(12,063)
Foreign currency translation and transaction gains	(1,324)	—	(1,324)
Income attributable to sale of tax benefits	12,403	—	12,403
Other non-operating income, net	646	—	646

Income from continuing operations,before income taxes and equity in income of investees	60,715	(2,367)	58,348

Income tax provision	(11,100)	868	(10,232)

Equity in income of investees, net	1,496	—	1,496

Income from continuing operations	51,111	(1,499)	49,612

Income from discontinued operations, net of tax	2,815	—	2,815

Net income	53,926	(1,499)	52,427

Net loss attributable to noncontrolling interest	236	—	236

Net income attributable to the Company’s stockholders	$54,162	$(1,499)	$52,663

Earnings per share attributable to the Company’s stockholders — basic and diluted:

Income from continuing operations	$1.14	$(0.04)	$1.10
Income from discontinued operations	0.06	—	0.06

Net income	$1.20	$(0.04)	$1.16

(2)	In January 2010, we sold our interest in our New Zealand subsidiary, Geothermal development Limited (“GDL”). As a result of such sale, the operations of GDL have been included in discontinued operations in the three and nine-month periods ended September 30, 2010.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009
(Unaudited)

	September 30,	December 31,
	2010	2009
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$49,240	$46,307
Restricted cash, cash equivalents and marketable securities	64,332	40,955
Receivables:
Trade	59,223	53,423
Related entities	274	441
Other	10,395	7,884
Due from Parent	182	422
Inventories	14,615	15,486
Costs and estimated earnings in excess of billings on uncompleted contracts	771	14,640
Deferred income taxes	3,410	3,617
Prepaid expenses and other	16,329	12,080

Total current assets	218,771	195,255
Long-term marketable securities	1,289	652
Restricted cash, cash equivalents and marketable securities	1,740	2,512
Unconsolidated investments	2,040	35,188
Deposits and other	20,862	18,653
Deferred charges	30,064	22,532
Property, plant and equipment, net	1,289,137	998,693
Construction-in-process	341,507	518,595
Deferred financing and lease costs, net	19,093	20,940
Intangible assets	40,206	41,981

Total assets	$1,964,709	$1,855,001

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$86,414	$73,993
Billings in excess of costs and estimated earnings on uncompleted contracts	4,771	3,351
Current portion of long-term debt:
Limited and non-recourse	14,918	19,191
Full recourse	13,010	12,823
Senior secured notes (non-recourse)	20,583	20,227
Due to Parent, including current portion of notes payable to Parent	—	10,018

Total current liabilities	139,696	139,603
Long-term debt, net of current portion:
Limited and non-recourse	120,690	129,152
Full recourse:
Senior unsecured bonds	142,003	—
Other	69,166	77,177
Revolving credit lines with banks (full recourse)	116,464	134,000
Senior secured notes (non-recourse)	224,005	231,872
Liability associated with sale of tax benefits	70,965	73,246
Deferred lease income	71,673	72,867
Deferred income taxes	24,969	44,530
Liability for unrecognized tax benefits	5,648	4,931
Liabilities for severance pay	19,840	18,332
Asset retirement obligation	18,508	14,238
Other long-term liabilities	2,267	3,358

Total liabilities	1,025,894	943,306

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	713,991	709,354
Retained earnings	219,122	196,950
Accumulated other comprehensive income	1,101	622

	934,260	906,972
Noncontrolling interest	4,555	4,723

Total equity	938,815	911,695

Total liabilities and equity	$1,964,709	$1,855,001

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information
For the Three and Nine-Month Periods Ended September 30, 2010 and 2009
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and nine-month periods ended September 30, 2010, and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,		Six Months Ended June 30,
	2010	2009	2010	2009	2010	2009
	(in thousands)		(in thousands)		(in thousands)
Net cash provided by operating activities	$20,710	$22,364	$79,644	$77,696	$58,934	$55,332
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	10,271	4,074	28,046	10,201	17,775	6,127
Interest income	(140)	(157)	(432)	(585)	(292)	(428)
Income tax provision	11,931	3,472	8,015	11,439	(3,916)	7,967
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	35,823	17,184	17,509	23,525	(18,314)	6,341

EBITDA	78,595	46,937	132,782	122,276	54,187	75,339
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	203	1,020	2,115	2,843	1,912	1,823

Adjusted EBITDA	$78,798	$47,957	$134,897	$125,119	$56,099	$77,162

Net cash used in investing activities	$(44,006)	$(90,479)	$(153,020)	$(248,881)	$(109,014)	$(158,402)

Net cash provided by financing activities	$18,341	$42,400	$76,309	$156,919	$57,968	$114,519